Exhibit 15.1

Letter from KPMG LLP to the Securities and Exchange Commission

December 13, 2022
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Endava plc and, under the date of October 31, 2022, we reported on the consolidated financial statements of Endava plc and subsidiaries as of and for the years ended June 30, 2022, 2021 and 2020 and the effectiveness of internal control over financial reporting as of June 30, 2022. On November 10, 2022, the auditor-client relationship ceased. We have read Endava plc’s statements included in its Form 6-K dated December 13, 2022, and we agree with such statements.

/s/ KPMG LLP
London, United Kingdom
December 13, 2022